Exhibit 10.19

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, dated August 24, 2011 (this “Amendment”), between VENTRUS BIOSCIENCES, INC., a Delaware corporation (“Company”), and David Barrett (“Executive”).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of November 11, 2010 (the “Employment Agreement”);

WHEREAS, the parties hereto desire to further amend the Employment Agreement in order to retain the services of the Executive.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows.

1.          Capitalized Terms.  Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Employment Agreement.

2.          Amendment.  Effective as of the date hereof, the Employment Agreement is hereby amended as follows:

A.	Section 4 (b) (ii) is hereby deleted from the Employment Agreement in its entirety and replaced with the following:

“In the event that the Market Capitalization of the Company shall exceed Two Hundred Fifty Million Dollars (US$250,000,000) for a period of thirty (30) consecutive trading days during the Term, and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Second Capitalization Milestone”), then the Company shall pay to the Executive a bonus of Five Hundred Thousand Dollars ($500,000), payable within 10 days of the occurrence of the Second Capitalization Milestone.  The bonus shall be paid as follows: $300,000 in the form of Company common stock, using the closing price on the date of this Amendment as the price per share and the remainder in cash.”

B.	The following is added as Section 4 (h) of the Employment Agreement:

“Discretionary Bonus.  The Executive will be eligible for an incentive bonus in the discretion of the Compensation Committee of up to twenty five percent (25%) of the Base Salary per annum.

3.          Headings.  The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.

4.          Counterparts.  This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

5.          Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

6.          No Other Amendments.  Except as expressly set forth herein, the Employment Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the Employment Agreement.

7.          Effectiveness.  This Amendment shall become effective immediately upon the date hereof.

8.          References to the Employment Agreement.  From and after the date hereof, all references in the Employment Agreement and any other documents to the Employment Agreement shall be deemed to be references to the Employment Agreement after giving effect to this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison	/s/ David Barrett
	Name: Russell H. Ellison	David Barrett
Title: President